                                                                  EXHIBIT 12.1


                    WANG LABORATORIES, INC. AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in millions except ratios)

                                                                                                                     Predecessor
                                                                                                                       Company
                                                                                                                 -------------------
                                       Nine months       Year            Year           Year       Nine months      Three months
                                     ended March 31, ended June 30, ended June 30, ended June 30, ended June 30, ended September 30,
                                          1998           1997           1996           1995           1994             1993
                                     --------------- -------------- -------------- -------------- -------------- -------------------
FIXED CHARGES
 Interest expense                         $  6.7         $ 10.9        $  5.1         $  3.7         $  3.5          $  1.2
 Portion of rent expense
  representative of interest                 8.5            9.4           9.4            5.9            5.6             2.7
                                          ------         ------        ------         ------         ------          ------
                                            15.2           20.3          14.5            9.6            9.1             3.9

 Preferred dividend requirement             17.7           23.5          37.7           14.5            8.7            --
                                          ------         ------        ------         ------         ------          ------
Combined fixed charges and
  preferred dividend                      $ 32.9         $ 43.8        $ 52.2         $ 24.1         $ 17.8          $  3.9
                                          ======         ======        ======         ======         ======          ======



EARNINGS
  Income (loss) from continuing
    operations before income
    taxes, discontinued operations,
    fresh-start reporting adjustment
    and extraordinary item                ($ 7.7)(1)     ($22.3)(2)    $ 94.9(3)      $  6.9(4)      $ 18.4          ($ 8.5)

  Fixed charges per above                   15.2           20.3          14.5            9.6            9.1             3.9
                                          ------         ------        ------         ------         ------          ------
                                          $  7.5         ($ 2.0)       $109.4         $ 16.5         $ 27.5          ($ 4.6)
                                          ======         ======        ======         ======         ======          ======

Ratio of earnings to combined
  fixed charges and preferred dividends     --             --             2.1           --              1.5            --
                                          ======         ======        ======         ======         ======          ======

Coverage deficiency                        (25.4)        $(45.8)         --           $ (7.6)          --            $ (8.5)
                                          ======         ======        ======         ======         ======          ======

(1) Includes $23.2 million of acquisition-related, restructuring and Chapter 11-related charges
(2) Includes $36.3 million of acquisition-related, restructuring and Chapter 11-related charges
(3) Includes $(1.1) million of acquisition-related, restructuring and Chapter 11-related charges
(4) Includes $62.1 million of acquisition-related, restructuring and Chapter 11-related charges